Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alterra Capital Holdings Limited

We consent to the use of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Alterra Capital Holdings Limited and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG Audit Limited

Hamilton, Bermuda

May 2, 2013